Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 24, 2021, except for the effects of the reverse stock split discussed in Note 2 to the consolidated financial statements, as to which the date is July 12, 2021, relating to the financial statements, which appears in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-257205) of Couchbase, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-257205) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

July 21, 2021